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                                                                     Exhibit 8.2


White & Case LLP                   Tel + 1 212 819 8200      [WHITE & CASE LOGO]
1155 Avenue of the Americas        Fax + 1 212 354 8113
New York, New York 10036-2787      www.whitecase.com




November 4, 2005


Saifun Semiconductors Ltd.
ELROD Building
45 Hamelacha Street
Sappir Industrial Park
Netanya 42504
Israel


Ladies and Gentlemen:

      We have acted as special United States tax counsel to Saifun Semiconductors Ltd., an Israeli company (the "Company"), in connection with (i) the issuance by the Company of 5,000,000 Ordinary Shares, par value NIS 0.01 per share, of the Company (the "Underwritten Shares"), and (ii) the issuance by the Company of up to an additional 750,000 Ordinary Shares, par value NIS 0.01 per share, of the Company (the "Option Shares" and, together with the Underwritten Shares, the "Shares"), if the several underwriters (the "Underwriters") elect to exercise an over-allotment option contemplated to be granted to the Underwriters by the Company. We are herewith rendering our opinion concerning the material United States federal income tax consequences regarding the issuance of the Underwritten Shares and the purchase of the Option Shares. In connection therewith, we reviewed copies of the Registration Statement on Form F-1 (File No. 333-129167) relating to the Shares, as well as the underwriting agreement, a form of which is filed as Exhibit 1.1 to the Registration Statement.

      Our opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, and administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof. We assume that the operative documents for the Shares described in the prospectus forming a part of the Registration Statement to which this opinion is filed as an exhibit will be performed in accordance with the terms described therein.

      Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the Registration Statement under the caption "United States Federal Income Taxation."

      We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and the reference to us under the caption "United States Federal Income Taxation" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the
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Saifun Semiconductors Ltd.

November 4, 2005


category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ White & Case LLP


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